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                                                                    Exhibit 23.3

                        INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors

Apple South, Inc.:

We consent to incorporation by reference in the registration statement on Form S-3 of Apple South, Inc. and Apple South Financing I of our report dated January 24, 1997, except for note 15, as to which the date is February 7, 1997, relating to the consolidated balance sheets of Apple South, Inc. as of December 29, 1996 and December 31, 1995, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 29, 1996, which report appears in the December 29, 1996 annual report on Form 10-K/A of Apple South, Inc.

                                          KPMG Peat Marwick LLP

Atlanta, Georgia


July 21, 1997